Exhibit 10.7

TRANSITION LICENSE AGREEMENT

This Transition License Agreement (“Agreement”) is effective as of the 31st day of March 2005, by and between, Reuters SA, a Swiss corporation located at 153 route de Thonon, 1245 Collonge-Bellerive, Switzerland (“Licensor”) on the one hand, and Bridge Trading Company, a Delaware corporation located at 788 Office Parkway, Creve Coeur, Missouri (“Licensee”) and Instinet Group Incorporated (“Parent”) on the other hand (Licensor, Licensee and Parent are sometimes referred to in this Agreement as the “Parties”).

WHEREAS, each of Licensor and Licensee desires to enter into this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1. Grant of Right . During the Term, Licensor hereby grants to Licensee a non-exclusive, royalty-free license to use the trademarks and trade names “Bridge Trading,” “Bridge Trading Company” and the domain name “trading.bridge.com” (the “Names”) for use solely in connection with, and solely in the same countries and jurisdictions as, the business as currently conducted by Cyclone (as defined in the Stock Purchase Agreement dated as of February 28, 2005 among Parent, Reuters C LLC and Reuters Limited (the “Stock Purchase Agreement”)). All rights not hereby expressly granted to Licensee are reserved to Licensor. Without limiting the foregoing and for the avoidance of doubt, Licensee may use the Names pursuant to the above license in combination with any trademarks owned by Licensee or Parent as of the date of the Stock Purchase Agreement.

Article 2. Form of Use. Except as required by law or regulation and except as expressly permitted in Article 1, Licensee agrees not to use the Names in connection or combination with any third-party name, logo, trademark, service mark, inscription or designation without Licensor’s prior written approval. Except as expressly permitted in Article 1, Licensee shall at no time adopt or use any variation of the Names or any word or mark similar to or confusing with the Names without Licensor’s prior written consent. Licensee agrees to include on all displays of the Names to third parties all notices and legends required by applicable law or regulations to preserve and protect all of Licensor’s right, title and interest in, to and under the Names.

Article 3. Ownership of Names.

Section 3.1. Licensee and Parent agree that Licensor is the sole and exclusive owner of all rights, title and interest in the Names and any rights related thereto.

Section 3.2. The Parties agree that any and all goodwill arising from Licensee’s use of the Names shall inure solely to the benefit of Licensor, and neither during the Term nor after the termination of this Agreement shall Licensee or Parent assert any claim to the Names or such goodwill.

Section 3.3. The provisions of this Article 3 shall survive any termination of this Agreement.

Article 4. Quality Control. Licensee agrees to maintain and preserve the quality of (i) the uses of the Names and (ii) the goods and services in connection with which the Names are used, consistent with the current high standards and reputation for quality associated with the Licensor and the business of Licensee. Upon reasonable request by Licensor, Licensee shall (and Parent shall cause Licensee to) furnish to Licensor for its inspection samples of advertising and promotional materials and other documents, including access to the Licensee’s website, that bear or are used in connection with the Names.

Article 5. Approvals. Licensee shall, at its sole expense, comply at all times with all applicable laws and regulations pertaining to the conduct of the business symbolized by the Names, and obtain all appropriate permits and approvals, including without limitation government approvals.

Article 6. Notification for Non-Use. The Licensor shall notify the Licensee in the event Licensor intends to cease using the Names for a period of more than one hundred fifty (150) days.

Article 7. Term. The term of this Agreement (the “Term”) commences on the date hereof and lasts until the earlier of December 31, 2005 or the date on which termination occurs pursuant to Article 8.

Article 8. Termination.

Section 8.1. Licensee may terminate this Agreement at any time at its sole discretion.

Section 8.2. Licensor has the right to terminate this Agreement if Licensee commits a material breach of its obligations hereof, including without limitation a breach of Article 2 (Form of Use), Article 3 (Ownership of Names), Article 4 (Quality Control), or Section 11.4 (Succession and Assignment), and fails to cure such breach within thirty (30) days’ written notice by Licensor.

Section 8.3. Licensor has the right to terminate this Agreement immediately upon written notice to Licensee if (i) Licensee makes an assignment for the benefit of creditors; (ii) Licensee admits in writing its inability to pay debts as they mature; (iii) a trustee or receiver is appointed for a substantial part of Licensee’s assets; or (iv) to the extent termination is enforceable under the U.S. Bankruptcy Code, a proceeding in bankruptcy is instituted against Licensee which is acquiesced in, is not dismissed within one hundred twenty (120) days, or results in an adjudication of bankruptcy. If such event occurs, Licensor shall have the right, in addition to its other rights and remedies, to suspend Licensee’s rights regarding the Names while Licensee attempts to remedy the situation.

Section 8.4. Upon termination, Licensor and Licensee shall cooperate so as best to preserve the value of the Names, and Licensee shall immediately discontinue all use of the Names, and at Licensor’s request, destroy or return any materials related to same.

Article 9. Infringement. Licensee may not file any action, suit or proceeding (“Action”) alleging infringement, dilution, or other misuse (“Infringement”) of the Names without the prior written approval of Licensor, such approval to not be unreasonably withheld or delayed. Without limiting the foregoing, it shall not be deemed unreasonable for Licensor to withhold its approval with respect to such an Action if Licensor reasonably believes such an Action may cause its trademark rights in the Names and/or the “Bridge” trademark to be found invalid or unenforceable. Licensor may in its absolute discretion file an Action alleging Infringement of the Names without the consent of Licensee provided that for Infringement within the scope of Licensee’s licensed rights hereunder, Licensor shall give Licensee notice and the right to consult in any such Action.

Article 10. Representations. Licensor hereby represents and warrants to Licensee as follows: (i) Licensor is a corporation duly organized and validly existing under the laws of Switzerland. Licensor has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder; (ii) the execution, delivery and performance by Licensor of this Agreement and the consummation by Licensor of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by Licensor and, assuming that this Agreement is a legal, valid and binding obligation of each of the other Parties hereto, is a legal, valid and binding obligation of Licensor, enforceable against Licensor in accordance with its terms.

Article 11. Miscellaneous.

Section 11.1. Further Assurances. Licensor and Licensee agree to execute such further documentation and perform such further actions, including the recordation of such documentation with appropriate authorities, as may be reasonably requested by the other party hereto to evidence and effectuate further the purposes and intents set forth in this Agreement.

Section 11.2. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and nothing herein expressed or implied shall give or be construed to give any Person other than the Parties any legal or equitable rights hereunder.

Section 11.3. Entire Agreement. This Agreement together with the Stock Purchase Agreement sets forth the entire understanding and agreement among the Parties as to matters covered herein and therein and supersedes any prior understanding, agreement or statement (written or oral) of intent among the Parties with respect to the subject matter hereof.

Section 11.4. Succession and Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns. Neither this Agreement nor any of the Licensee’ rights, interests or obligations hereunder shall be assignable or sublicensable (including by virtue of merger, stock purchase or other change of control) by Licensee or Parent without the prior written consent of Licensor. No assignment or sublicense shall relieve the assigning party of any of its obligations hereunder. Any attempted assignment or sublicense of this Agreement in breach of this provision shall be void ab initio and of no effect.

Section 11.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Section 11.6. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.7. Notices. All notices, demands, instructions, waivers, consents or other communications to be provided pursuant to this Agreement shall be in writing, shall be effective upon receipt, and shall be sent by hand, facsimile, air courier or certified or registered mail, return receipt requested, as follows:

If to the Licensee:	Bridge Trading Company
C/o Instinet Group Incorporated 3 Times Square New York, New York 10036 Attention: Paul A. Merolla Telephone: (212) 310-7548 Facsimile: (212) 593-8040

With a copy to:	Instinet Group Incorporated

3 Times Square

New York, New York 10036

Attention: Paul A. Merolla

Telephone: (212) 310-7548

Facsimile: (212) 593-8040

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Yvette Teofan, Esq.

Telephone: (212) 225-2636

Facsimile: (212) 225-3999

If to the Licensor:	Reuters SA
153 route de Thonon
1245 Collonge-Bellerive, Geneva 1245 Switzerland
Attention: Dominique De Lenzbourg, Company Secretariat
Telephone: +4122 718 53 33
Facsimile: +4122 718 26 90

With a copy to:	Reuters America LLC
3 Times Square
New York, NY 10036
Attention: General Counsel
Telephone: +1-646-223-4200
Facsimile: +1-646-223-4250

or to such other address as a Party may specify by notice from time to time in writing to the other Parties in the manner specified in this Section.

Section 11.8. Waiver and Amendment. No waiver shall be deemed to have been made by any Party of any of its rights under this Agreement unless the same is in writing and is signed on its behalf by an authorized signatory. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. To be binding, any amendment of this Agreement must be effected by an instrument in writing signed by the Parties.

Section 11.9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 11.10. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

Article 12. Governing Law; Submission to Jurisdiction; Appointment of Agent for Service of Process; Waiver of Jury Trial.

Section 12.1. THE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Each Party hereby irrevocably agrees that any legal action or proceeding against it arising out of this Agreement or the transactions contemplated hereby shall be brought only in the Supreme Court of the State of New York in and for the County of New York or the U.S. District Court for the Southern District of New York, preserving, however, all rights of removal to a federal court under 28 U.S.C. §1441. Licensor hereby designates, appoints and empowers Reuters America Holdings, Inc., with offices currently at 3 Times Square, New York, New York 10036, as its lawful agent to receive for and on its behalf service of process in the State of New York in any such action or proceeding and irrevocably consents to the service of process outside the territorial jurisdiction of said courts in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, to its address as specified in or pursuant to Section 11.7. Any service made on any such agent or its successor shall be effective when delivered regardless of whether notice thereof is given to the affected Party. If any Person or firm designated as agent hereunder shall no longer serve as agent of such Party to receive service of process in the State of New York, the Party so affected shall be obligated promptly to appoint a successor to so serve; and, unless and until such successor is appointed and the other Parties notified of the same in writing, service upon the last designated agent shall be good and effective. Licensor hereby agrees to at all times maintain an agent to receive service of process in the State of New York pursuant to this Section 12.1. The foregoing provisions of this Section 12.1 shall not affect, limit or prevent the Parties from serving process in any other manner permitted by law.

Section 12.2. Each Party irrevocably waives any objection to the venue of the courts designated in Section 12.1 (whether on the basis of forum non conveniens or otherwise), and accepts and submits to the jurisdiction of such courts in connection with any legal action or proceeding against it arising out of or concerning this Agreement.

Section 12.3. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, effective as of the date first above written.

REUTERS SA

By:	/s/ Russell Haworth
Title:	Attorney-in-Fact

BRIDGE TRADING COMPANY

By:	/s/ Jeffrey D. Kuntze
Title:	SVP-CFO

INSTINET GROUP INCORPORATED

By:	/s/ John Fay
Title:	CFO